J.P. Morgan Institutional Short Term Bond Fund
Supplemental Proxy Information

A Joint Special Meeting of Shareholders of the J.P. Morgan Family of Funds was held on August 20, 1998. Each of the applicable funds voted in favor of adopting the following proposals, therefore, the results are aggregated for the Trust unless otherwise specified. The meeting was held for the following purposes:

1. To elect a slate of five Trustees to hold office for a term of unlimited duration subject to the current retirement age of 70.
2a. To approve the amendment of the Fund's investment restriction relating to diversification of assets.
2b. To approve the amendment of the Fund's investment restriction relating to concentration of assets in a particular industry.
2c. To approve the amendment of the Fund's investment restriction relating to the issuance of senior securities.
2d. To standardize the borrowing ability of the Fund to the extent permitted by applicable law.
2e.  To  approve  the  amendment  of  the  Fund's   investment
restriction relating to underwriting.
2f. To approve the amendment of the Fund's investment restriction relating to investment in real estate.
2g. To approve the amendment of the Fund's investment restriction relating to commodities.
2h. To approve the amendment of the Fund's investment restriction relating to lending.
2i. To approve the reclassification of the Fund's other fundamental restrictions as nonfundamental.
3. To approve the reclassification of the Fund's investment objective from fundamental to nonfundamental.
4. To approve a new investment  advisory  agreement of the Fund.
5. To amend the Declaration of Trust to provide  dollar-based  voting  rights.
6. To ratify the selection of independent accountants, PricewaterhouseCoopers
LLP.

The results of the proxy solicitation on the above matters were as follows:

Directors/Matter                              Votes for                 Votes against     Abstentions

1.   Frederick S. Addy                      2,592,561,591              8,840,251               --
     William G. Burns                       2,592,561,591              8,840,251               --
     Arthur C. Eschenlauer                  2,592,561,591             8,840,251                --
     Matthew Healey                         2,592,561,591              8,840,251               --
     Michael P. Mallardi                    2,592,561,591              8,840,251               --
2. Amending of Investment Restrictions:
 a.  Relating to diversification of assets      4,434,997                  0                    0
 b.  Relating to concentration of assets        4,434,997                  0                    0
 c.  Relating to issuance of senior securities  4,434,997                  0                    0
 d.  Relating to borrowing                      4,434,997                  0                    0
 e.  Relating to underwriting                   4,434,997                  0                    0
 f.  Relating to investment in real estate      4,434,997                  0                    0
 g.  Relating to commodities                    4,434,997                  0                    0
  h.  Relating to lending                       4,434,997                  0                    0
i.   Reclassification of other restrictions
    as nonfundamental                           4,434,997                  0                    0

3 .Reclassification of investment objectives    4,434,997                  0                    0
4. Investment advisory agreement                4,488,493                  0                    0
5. Dollar-based voting rights               2,411,567,264              7,638,329      179,591,823
6.Independent accountants,
   PricewaterhouseCoopers LLP                2,402,592,025            19,567,729      179,242,087